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                                                Exhibit 23(a)

          CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We consent to the use in the Registration Statement on Form S-2 of Sun Life Assurance Company of Canada (U.S.) of our report dated February 3, 1995 accompanying the financial statements of Sun Life of Canada (U.S.) Variable Account F and to the use of our report dated January 31, 1995 accompanying the financial statements of Sun Life Assurance Company of Canada (U.S.) appearing in the Prospectus, which is part of such Registration Statement, and to the incorporation by reference of our reports dated January 31, 1995 appearing in the Annual Report on Form 10-K of Sun Life Assurance Company of Canada (U.S.) for the year ended December 31, 1994.

We also consent to the references to us under the headings "Condensed Financial Information - Accumulation Unit Values" and "Accountants" in such Prospectus.


DELOITTE & TOUCHE


Boston, Massachusetts
April 26, 1995